Exhibit 10.11
12/16/08
DAYTON SUPERIOR CORPORATION
AMENDED OUTSIDE DIRECTOR COMPENSATION PROGRAM
On December 16, 2008, the Board of Directors of Dayton Superior Corporation (the “Company”), acting in accordance with the recommendations of its Compensation Committee, amended the compensation payable to those directors of the Company who are not employed by the Company or any subsidiary or by Odyssey Investment Partners Fund, L.P. or any affiliate (collectively, the “Outside Directors”) for their service on the Board of Directors and its committees, effective January 1, 2009. The amended program is as follows:
1.	Each Outside Director shall be paid a $60,000 annual retainer fee for each calendar year during which the Outside Director serves as an Outside Director, to be paid in cash in four equal quarterly installments. The annual retainer fee shall be prorated for service of less than a full calendar year.

2.	Each Outside Director who serves as a member of the Audit Committee shall be paid an additional $16,000 fee for each calendar year during which the Outside Director serves as a member of the Audit Committee, to be paid in cash in four equal quarterly installments. The annual fee for membership on the Audit Committee shall be prorated for membership on the Audit Committee of less than a full calendar year.

3.	The Outside Director who serves as Chair of the Audit Committee shall be paid an additional $15,000 fee for each calendar year during which the Outside Director serves as Chair of the Audit Committee, to be paid in cash in four equal quarterly installments. The fee for serving as Chair of the Audit Committee shall be prorated for service of less than a full calendar year.

4.	Each Outside Director is encouraged to own at least 25,000 shares of the Company’s common stock.

5.	Outside Directors shall receive no additional fee for attendance at meetings of the Board of Directors or of the committees of the Board of Directors existing at the time this program is adopted or for service on any of those committees, other than the Audit Committee. Directors of the Company who are not Outside Directors shall receive no separate compensation from the Company for their service on the Board of Directors or any of its committees.